EXHIBIT 99.1

NEWS FROM

ESCO TECHNOLOGIES

For more information contact:	For media inquiries:
Kate Lowrey	David P. Garino
Director, Investor Relations	(314) 982-0551
ESCO Technologies Inc.
(314) 213-7277

ESCO ANNOUNCES THIRD QUARTER RESULTS

ST. LOUIS, August 2, 2011 – ESCO Technologies Inc. (NYSE: ESE) today reported its operating results for the third quarter ended June 30, 2011.

Third Quarter Summary

•	Net sales were $176 million, an increase of $18 million, or 12 percent, over Q3 2010 net sales of $158 million;
•	Filtration net sales increased $12 million, or 39 percent over Q3 2010, with Crissair contributing $7 million of the increase;
•	Test net sales increased $11 million, or 33 percent over Q3 2010;
•
Utility Solutions Group (USG) net sales were $87 million, a decrease of $5 million, or five percent compared to Q3 2010 net sales of $92 million. Aclara sales decreased $8 million (lower sales at PG&E gas and New York City water), partially offset by $3 million of increased sales at Doble;

•	EPS was $0.49 per share, compared to Q3 2010 EPS of $0.55 per share;
•	Net cash provided by operating activities was $12 million;
•	Entered orders were $177 million resulting in a book-to-bill ratio of 1.0x and firm order backlog of $387 million at June 30, 2011; and
•	Entered orders included $15 million of initial AMI software and services for Southern California Gas Co. (SoCalGas).

Nine Months Year-to-Date (YTD) Summary

•	Net sales were $503 million, an increase of $103 million, or 26 percent, over 2010 YTD net sales of $400 million;
•	Filtration net sales increased $38 million, or 46 percent, with Crissair contributing $20 million of the increase;
•	Test net sales increased $27 million, or 29 percent;
•	USG net sales increased $39 million, or 17 percent. Aclara sales increased $27 million, and Doble sales increased $12 million in 2011;
•	EPS was $1.38 per share compared to $0.79 per share;
•	Net cash provided by operating activities was $48 million versus $16 million in 2010; and
•	Entered orders were $530 million compared to $507 million.

Chairman’s Commentary – Third Quarter

Vic Richey, Chairman and Chief Executive Officer, commented, “I’m pleased with our third quarter results as we exceeded our internal sales and EBIT projections that resulted in higher-than-expected EPS. As noted in our previous earnings release, we had expected third quarter EPS to be lower than the second quarter. EPS came in above expectations and was driven by Filtration and Test generating significantly higher sales and EBIT, along with USG coming in generally on its EBIT plan.
“With the PG&E gas and New York City water projects winding-down in the second half of fiscal 2011, coupled with the additional Smart Grid investments we’re making, we fully expected USG’s third quarter sales and EBIT to be lower than the prior year. I’m pleased to report that notwithstanding a $19 million decrease in sales to PG&E and New York, Aclara’s sales decreased only $8 million, driven by an $11 million increase in sales to COOP and international customers. Additionally, Doble continues to exceed expectations as it increased third quarter sales $3 million over the prior year. The third quarter incremental investment in our Smart Grid initiatives was consistent with our revised plan, and I remain excited about our current and future prospects in this growth area.
“Entered orders in the third quarter were $177 million resulting in $387 million of backlog at June 30. SoCalGas orders in the third quarter were $15 million which should allow the customer to begin its design and build-out of the network architecture, along with the initial installation of the meter data management software. I’m also pleased to see the Test business continuing to strengthen its global market leadership position, which was supported by an additional $63 million of entered orders in the third quarter.
“I’m very satisfied with the first nine months of fiscal 2011, and I expect we will continue this solid performance. We remain committed to making ongoing investments in new products and advanced technologies to further solidify our market leadership positions across the Company. In USG, we are fully committed to expanding our product offering and related solutions and being recognized as a leading provider of next generation technologies for the Smart Grid.”

Business Outlook

Statements contained in the preceding and following paragraphs are based on current expectations. Statements that are not strictly historical are considered forward-looking, and actual results may differ materially.

Dividend Payment

The next quarterly cash dividend of $0.08 per share will be paid on October 20 to stockholders of record on October 6.

Fiscal Year 2011

Management’s current expectations for 2011 remain consistent with the Outlook communicated in the November 11, 2010 and May 3, 2011 earnings releases, which assumed sales and EPS increases of 10 to 15 percent over prior year.

Chairman’s Commentary – Longer-Term

Mr. Richey concluded, “I continue to remain positive about our near-term outlook, as well as our significant growth prospects over the next three to five years. I am excited about the size and number of specific, identifiable growth opportunities across the Company that should manifest themselves into orders and sales over the next several years.
“We expect our mid-term growth projections will be led by the largest AMI gas project in North America, supplemented by our international AMI opportunities, and complemented by our expected domestic growth across all three operating segments.
“Our commitment remains the same − to achieve our long-term goal of increasing shareholder value.”

Conference Call

The Company will host a conference call today, August 2, at 4 p.m. Central Time, to discuss the Company’s third quarter and year-to-date fiscal 2011 operating results. A live audio webcast will be available on the Company’s website at www.escotechnologies.com. Please access the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the conference call will be available for seven days on the Company’s website noted above or by phone (dial 1-888-203-1112 and enter the pass code 1732938).

Forward-Looking Statements

Statements in this press release regarding the amount and timing of the Company’s expected 2011 and beyond revenues, EPS, sales, orders, investments, the size and success of the SoCalGas AMI project, the size, number and timing of growth opportunities in the future, success in capturing international and domestic opportunities, development and success of new products and technologies, the long-term success of the Company, and any other statements which are not strictly historical are “forward-looking” statements within the meaning of the safe harbor provisions of the federal securities laws. Investors are cautioned that such statements are only predictions and speak only as of the date of this release, and the Company undertakes no duty to update. The Company’s actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company’s operations and business environment including, but not limited to: the risk factors described in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010; changes in requirements of SoCalGas; SoCalGas’ ability to successfully negotiate appropriate terms and conditions with other subcontractors and project participants; the performance of SoCalGas employees, vendors and other participants in connection with project responsibilities; the Company’s successful performance of the SoCalGas agreement; financial constraints impacting SoCalGas; the receipt of necessary regulatory approvals pertaining to the SoCalGas project; the impact of the Japan earthquake; the success of the Company’s competitors; changes in federal or state energy laws; the Company’s successful performance of its AMI contracts; site readiness issues with Test segment customers; weakening of economic conditions in served markets; changes in customer demands or customer insolvencies; competition; intellectual property rights; technical difficulties; unforeseen charges impacting corporate operating expenses; the performance of the Company’s international operations; material changes in the costs and availability of certain raw materials including steel and copper; worldwide availability of electronic components; termination for convenience of customer contracts; timing and magnitude of future contract awards; containment of engineering and development costs; performance issues with key customers, suppliers and subcontractors; labor disputes; changes in laws and regulations, including but not limited to changes in accounting standards and taxation requirements; costs relating to environmental matters; uncertainty of disputes in litigation or arbitration; and the Company’s successful execution of internal operating plans.

ESCO, headquartered in St. Louis, is a proven supplier of special purpose utility solutions for electric, gas, and water utilities, including hardware and software to support advanced metering applications and fully automated intelligent instrumentation. In addition, the Company provides engineered filtration products to the aviation, space, and process markets worldwide and is the industry leader in RF shielding and EMC test products. Further information regarding ESCO and its subsidiaries is available on the Company’s website at www.escotechnologies.com.

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ESCO TECHNOLOGIES INC. AND SUBSIDIARIES Condensed Consolidated Statements of Operations (Unaudited) (Dollars in thousands, except per share amounts)

	Three Months Ended June 30, 2011	Three Months Ended June 30, 2010

Net Sales	$176,326	157,582
Cost and Expenses:
Cost of sales	105,522	91,994
Selling, general and administrative expenses	47,520	38,144
Amortization of intangible assets	3,055	2,891
Interest expense	534	791
Other (income) expenses, net	(522)	551
Total costs and expenses	156,109	134,371

Earnings before income taxes	20,217	23,211
Income taxes	7,139	8,664

Net earnings	$13,078	14,547

Earnings per share:
Basic
Net earnings	$0.49	0.55

Diluted
Net earnings	$0.49	0.55

Average common shares O/S:
Basic	26,605	26,448
Diluted	26,899	26,679

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ESCO TECHNOLOGIES INC. AND SUBSIDIARIES Condensed Consolidated Statements of Operations (Unaudited) (Dollars in thousands, except per share amounts)

	Nine Months Ended June 30, 2011	Nine Months Ended June 30, 2010

Net Sales	$503,010	399,568
Cost and Expenses:
Cost of sales	301,599	238,829
Selling, general and administrative expenses	134,574	114,161
Amortization of intangible assets	8,943	8,662
Interest expense	1,846	3,028
Other (income) expenses, net	(1,015)	1,862
Total costs and expenses	445,947	366,542

Earnings before income taxes	57,063	33,026
Income taxes	19,945	12,076

Net earnings	$37,118	20,950

Earnings per share:
Basic
Net earnings	$1.40	0.79

Diluted
Net earnings	$1.38	0.79

Average common shares O/S:
Basic	26,576	26,437
Diluted	26,864	26,697

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ESCO TECHNOLOGIES INC. AND SUBSIDIARIES Condensed Business Segment Information (Unaudited) (Dollars in thousands)

	Three Months Ended June 30,				Nine Months Ended June 30,
	2011		2010		2011		2010

Net Sales
Utility Solutions Group	$86,837		91,718		264,018		224,950
Test	45,848		34,575		119,955		93,143
Filtration	43,641		31,289		119,037		81,475
Totals	$176,326		157,582		503,010		399,568

EBIT
Utility Solutions Group	$12,428		20,424		43,597		35,615
Test	4,616		3,397		11,739		6,193
Filtration	9,595		6,072		21,604		11,419
Corporate	(5,888)	(1)	(5,891)	(1)	(18,031)	(2)	(17,173)	(2)
Consolidated EBIT	20,751		24,002		58,909		36,054
Less: Interest expense	(534)		(791)		(1,846)		(3,028)
Earnings before income taxes	$20,217		23,211		57,063		33,026

Note:Depreciation and amortization expense was $6.1 million and $5.4 million for the quarters ended June 30, 2011 and 2010, respectively, and $17.4 million and $16.6 million for the nine-month periods ended June 30, 2011 and 2010, respectively.

(1) Includes $1.2 million of amortization of acquired intangible assets. (2) Includes $3.5 million of amortization of acquired intangible assets.

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ESCO TECHNOLOGIES INC. AND SUBSIDIARIES Condensed Consolidated Balance Sheets (Unaudited) (Dollars in thousands)

	June 30, 2011	September 30, 2010

Assets
Cash and cash equivalents	$31,798	26,508
Accounts receivable, net	144,966	141,098
Costs and estimated earnings on long-term contracts	9,693	12,743
Inventories	102,240	83,034
Current portion of deferred tax assets	18,632	15,809
Other current assets	11,923	17,169
Total current assets	319,252	296,361

Property, plant and equipment, net	73,664	72,563
Goodwill	362,694	355,656
Intangible assets, net	231,524	229,736
Other assets	19,042	19,975
	$1,006,176	974,291

Liabilities and Shareholders’ Equity
Short-term borrowings and current maturities of long-term debt	$50,370	50,000
Accounts payable	47,402	59,088
Current portion of deferred revenue	24,902	21,907
Other current liabilities	77,360	55,985
Total current liabilities	200,034	186,980
Deferred tax liabilities	79,588	79,388
Other liabilities	44,453	47,941
Long-term debt	89,000	104,000
Shareholders’ equity	593,101	555,982
	$1,006,176	974,291

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ESCO TECHNOLOGIES INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (Dollars in thousands)

Nine Months Ended June 30, 2011
Cash flows from operating activities:
Net earnings	$37,118
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	17,387
Stock compensation expense	3,742
Changes in current assets and liabilities	(4,760)
Effect of deferred taxes	(2,677)
Change in deferred revenue and costs, net	3,104
Pension contributions	(4,620)
Other	(1,690)
Net cash provided by operating activities	47,604

Cash flows from investing activities:
Acquisition of businesses	(4,982)
Additions to capitalized software	(10,369)
Capital expenditures	(9,292)
Net cash used by investing activities	(24,643)

Cash flows from financing activities:
Proceeds from long-term debt	33,370
Principal payments on long-term debt	(48,000)
Dividends paid	(6,367)
Proceeds from exercise of stock options	690
Other	357
Net cash used by financing activities	(19,950)

Effect of exchange rate changes on cash and cash equivalents	2,279

Net increase in cash and cash equivalents	5,290
Cash and cash equivalents, beginning of period	26,508
Cash and cash equivalents, end of period	$31,798

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ESCO TECHNOLOGIES INC. AND SUBSIDIARIES Other Selected Financial Data (Unaudited) (Dollars in thousands)

Backlog And Entered Orders – Q3 FY 2011	Utility Solutions	Test	Filtration	Total
Beginning Backlog – 3/31/11	$159,812	90,377	136,649	386,838
Entered Orders	72,662	63,945	40,021	176,628
Sales	(86,837)	(45,848)	(43,641)	(176,326)
Ending Backlog – 6/30/11	$145,637	108,474	133,029	387,140

Backlog And Entered Orders – YTD Q3 FY 2011	Utility Solutions	Test	Filtration	Total
Beginning Backlog – 10/1/10	$153,478	74,333	132,835	360,646
Entered Orders	256,177	154,096	119,231	529,504
Sales	(264,018)	(119,955)	(119,037)	(503,010)
Ending Backlog – 6/30/11	$145,637	108,474	133,029	387,140

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